Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact: Patsy Barich Double-Forte 415.848.8104 pbarich@double-forte.com	Investor Contact: Susie Phillips Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS THIRD QUARTER 2007 RESULTS

EMERYVILLE, Calif. - November 1, 2007 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced results for its third quarter 2007 ended September 30, 2007.

In this release, the Company:

•	Reports net revenue of $60.9 million, an increase of 19.6% versus last year;

•	Reports diluted earnings per share of $0.13, an increase of 30% versus last year;

•	Announces that it has exceeded its goal of 1,000 new grocery outlets this year, with more than 1,300 stores added through October; and

•	Reaffirms diluted earnings per share expectations for the full year of $0.65 to $0.67, excluding expenses related to the stock option review and related lawsuits.

For the 13 weeks ended September 30, 2007, net revenue increased 19.6% to $60.9 million from $50.9 million for the corresponding period of fiscal 2006.

Reported net income for the quarter was $1.8 million or $0.13 per diluted share, compared to $1.5 million or $0.10 per diluted share last year.

“Despite a more challenging retail environment this year that continued in the quarter, we made great progress,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea, Inc. “I am particularly encouraged by the results of our grocery expansion, as well as efforts throughout the Company to reduce unnecessary costs that have enabled us to offset some commodity-related cost increases.”

Financial and Operating Summary

Retail net revenue increased 20.7% to $41.5 million for the 13 weeks ended September 30, 2007, from $34.4 million for the corresponding period of fiscal 2006. The increase was primarily attributable to new retail stores opened in the last 12 months and growth in existing stores. The Company opened seven new retail locations in the quarter.

Specialty net revenue increased 17.5% to $19.4 million, compared to $16.5 million for the corresponding quarter last year. Within the specialty business, grocery grew 23.3%, food service and office sales were up 17.6% and the home delivery business registered 5.0% growth compared to the same period last year.

Cost of sales and related occupancy costs increased to 47.9% of total net revenue compared to 47.3% for the corresponding quarter last year. The increase over last year is due to higher milk and green coffee costs and higher manufacturing costs due to the opening of the new roasting plant earlier this year, partially offset by a retail price increase in November 2006.

Operating expenses as a percent of net revenue decreased slightly to 35.5% of total net revenue compared to 35.7% for the corresponding quarter last year. The favorable impact of retail pricing increases and lapping the closure cost of company operated kiosks in Larry’s Markets last year was partially offset by higher retail operating expenses due to new stores.

General and administrative expenses increased to $4.9 million compared to $4.6 million for the same period last year primarily due to additional headcount and other investments to support Peet’s growth.

Depreciation and amortization expenses increased to $2.6 million compared to $2.2 million for the corresponding quarter last year. The increase was primarily due to the opening of 33 new retail stores in the last 12 months.

The Company ended the quarter with cash and cash equivalents plus marketable securities of $23.0 million.

Fiscal 2008 Outlook

Looking ahead, Peet’s introduced the following fiscal 2008 guidance:

•	Total net revenue is expected to grow 17 to 20%;

•	Diluted earnings per share is expected to be in the $0.77 to $0.82 range;

•	The Company is planning to increase grocery distribution by expanding its direct store delivery system into 15-20 new markets; and

•	The Company is planning to open about 30 new retail locations.

Peet’s Coffee & Tea, Inc. Q3 2007 Conference Call
The Company will report its third quarter 2007 earnings results via conference call on Thursday, November 1, 2007.  The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET.

The teleconference can be accessed by calling 1-800-581-5838, using access code 7954069. The call will be simultaneously webcast on Peet’s website at www.peets.com. A replay of the teleconference will be available at 5:00 p.m. PT/8:00 p.m. ET through 8:59 p.m. PT/11:59 p.m. ET on Sunday, Nov. 11, 2007, at 1-888-203-1112 or 1-719-457-0820, using access code 7954069. It will also be archived at http://investor.peets.com/medialist.cfm through Nov. 1, 2008, at 8:59 p.m. PT/11:59 ET.

ABOUT PEET’S COFFEE & TEA, INC.
Peet’s Coffee & Tea, Inc. (PEET), the premier specialty coffee and tea company in the U.S., is dedicated to artisan roasting, distributing and marketing the highest quality coffee available to coffee lovers throughout the United States. Founded in 1966 in Berkeley, Calif., Peet’s is committed to strategically growing its business while maintaining its unique culture and focus on quality and customer satisfaction. For more information about Peet’s Coffee & Tea, Inc. visit www.peets.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include statements relating to 2007 earnings per share expectations and 2008 sales growth, earnings per share, grocery distribution and new retail store opening expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123(R); the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006

Retail stores	$41,450	$34,350	$121,436	$101,331
Specialty sales	19,410	16,523	57,040	48,938
Net revenue	60,860	50,873	178,476	150,269

Cost of sales and related occupancy expenses	29,142	24,081	84,706	69,988
Operating expenses	21,593	18,142	62,772	52,829
General and administrative expenses	4,928	4,594	16,228	14,006
Depreciation and amortization expenses	2,619	2,215	7,935	6,292
Total costs and expenses from operations	58,282	49,032	171,641	143,115

Income from operations	2,578	1,841	6,835	7,154

Interest income	284	589	1,172	1,968

Income before income taxes	2,862	2,430	8,007	9,122

Income tax provision	1,026	951	2,953	3,483

Net income	$1,836	$1,479	$5,054	$5,639

Net income per share:
Basic	$0.13	$0.11	$0.37	$0.41
Diluted	$0.13	$0.10	$0.36	$0.39

Shares used in calculation of net income per share:
Basic	13,816	13,670	13,664	13,801
Diluted	14,168	14,316	14,057	14,484

See notes to consolidated financial statements.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	September 30,	December 31,
	2007	2006

ASSETS

Current assets
Cash and cash equivalents	$2,061	$7,692
Short-term marketable securities	10,809	19,511
Accounts receivable, net	7,488	6,838
Inventories	28,356	19,533
Deferred income taxes - current	2,078	1,888
Prepaid expenses and other	7,849	3,852
Total current assets	58,641	59,314

Long-term marketable securities	10,127	5,989
Property and equipment, net	97,792	82,447
Deferred income taxes - non current	1,311	1,315
Other assets, net	3,827	3,940

Total assets	$171,698	$153,005

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$14,174	$11,046
Accrued compensation and benefits	7,206	6,389
Deferred revenue	3,697	4,625
Total current liabilities	25,077	22,060

Deferred lease credits and other long-term liabilities	4,900	3,506
Total liabilities	29,977	25,566

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,870,000 and 13,516,000 shares	102,413	93,246
Accumulated other comprehensive loss, net of tax	46	(15)
Retained earnings	39,262	34,208

Total shareholders' equity	141,721	127,439

Total liabilities and shareholders' equity	$171,698	$153,005

Stock-based Compensation Expense

The following table illustrates the details of stock-based compensation recognized under SFAS 123R reported in the consolidated statements of income (unaudited, in thousands, except per share amounts).

	13 weeks ended		39 weeks ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006
Cost of sales and related occupancy expenses	$60	$122	$174	$419
Operating expenses	246	381	725	1,130
General and administrative expenses	365	603	1,217	1,808
Total	671	1,106	2,116	3,357
Tax impact	(273)	(451)	(862)	(1,370)
Stock-based compensation, net of tax	$398	$655	$1,254	$1,987

Impact on diluted net income per share	$0.03	$0.05	$0.09	$0.14

Presentation and Reconciliation of Non-GAAP Financial Measures

The following table reconciles non-GAAP net income per share and net income, excluding the after tax costs associated with the Company’s stock option review and restatement, to GAAP net income per share and net income. The Company is presenting these non-GAAP financial measures to illustrate the effect on net income and net income per share if the Company had not incurred the costs of the review of its stock option granting practices. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should be considered supplemental to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP (unaudited, in thousands, except per share amounts).

Peet's Coffee & Tea, Inc.
Reconciliation of Net Income excluding Investigation Fees
(Unaudited, in thousands, except per share data)

	13 weeks ended		39 weeks ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006

Net income, as reported	$1,836	$1,479	$5,054	$5,639
Stock option review professional fees	188	-	1,228	-
Income tax benefit	(67)	-	(453)	-
Net income, excluding fees	$1,957	$1,479	$5,829	$5,639

After tax impact of review professional fees	$121	-	$775	-

Diluted net income per share:
Net income, as reported	$0.13	$0.10	$0.36	$0.39
Stock option review professional fees	0.01	-	0.09	-
Income tax benefit	-	-	(0.03)	-
Diluted net income, excluding fees*	$0.14	$0.10	$0.41	$0.39

After tax impact of review professional fees*	$0.01	-	$0.06	-

* per share data may not sum due to rounding